Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Cousins Properties Incorporated and subsidiaries, and to the effectiveness of Cousins Properties Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 27, 2009